EXHIBIT 99.1

VIRGIN MOBILE USA CHIEF FINANCIAL OFFICER FEEHAN TO REMAIN WITH COMPANY

WARREN, NJ – November 14, 2008 — John Feehan, Chief Financial Officer of Virgin Mobile USA since its launch in 2002, will be staying with Virgin Mobile USA, it was announced today. Feehan had previously announced his intention to relocate to the Phoenix, Arizona area to become CFO of LifeLock®.

Feehan said, “It wasn’t an easy decision to leave – and it became harder and harder as the day approached. I have truly enjoyed all of the challenges and opportunities the job has presented to me from the very beginning. As I said on the earnings call last week, this is a great, dynamic company, one that I believe in and, ultimately, one that I believe has strong growth ahead of it.”

Chief Executive Officer Dan Schulman said, “As we were looking for a new financial officer over the last two months, we wanted someone with John’s intelligence, sensibilities and understanding of our unique positioning – and frankly, that was difficult to match. John has continued to be integrally involved with the business over the past 60 days since he announced his intention to leave. His decision to stay is a testament to both his passion for the Company, and the exciting moment in which we find ourselves, with tremendous opportunity to move ahead and succeed in so many areas.

“I know John will continue to contribute greatly to the business as we move forward, as not only a valued and trusted colleague but a good friend. The Leadership Team and the Board of Directors couldn’t be happier to continue working with John.”

Mr. Feehan joined Virgin Mobile USA in 2001 as one of the Company’s first employees, and was named chief financial officer in 2006 following almost five years of service as vice president of financial operations.

About Virgin Mobile USA

Virgin Mobile USA, Inc. [NYSE: VM], through its operating company Virgin Mobile USA, L.P., offers more than five million customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts and postpaid offerings through Helio By Virgin Mobile, with national coverage for both powered by the Sprint PCS network.

Virgin Mobile USA is known for its award-winning customer service, and was recently rated the best prepaid wireless service for the third year in a row in the Annual PC Magazine Readers’ Choice Survey, with 90% of its own customers reporting satisfaction with its service. Virgin Mobile USA allows customers to earn free minutes in exchange for viewing advertising content online through the innovative Sugar Mama program. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at www.virginmobileusa.com, with Top-Up cards available at more than 140,000 locations. Helio’s advanced devices like the Ocean and unlimited All-in voice plans can be explored at www.helio.com.

Media Contact:	Investor Contact:

Jayne Wallace	Erica Bolton
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com